                                                                      Exhibit 12

                            BANKAMERICA CORPORATION
                      Ratio of Earnings to Fixed Charges
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

                                      Nine Months Ended
                                        September 30               Year Ended December 31
                                      ----------------  -------------------------------------------
(dollar amounts in millions)            1996    1995      1995     1994     1993     1992      1991
                                       ------  -------  --------  -------  -------  -------  ------
Excluding Interest On Deposits

Fixed charges:
 Interest expense (other
   than interest on deposits)          $2,011  $1,828   $ 2,455   $1,505   $1,215   $1,126   $  743
 Interest factor in rent expense           95      88       120      109      112       95       82
 Other                                      -       -         -        3        2        1        1
                                       ------  ------   -------   ------   ------   ------   ------
                                       $2,106  $1,916   $ 2,575   $1,617   $1,329   $1,222   $  826
                                       ======  ======   =======   ======   ======   ======   ======
Earnings:
 Income from operations                $2,126  $1,960   $ 2,664   $2,176   $1,954   $1,492   $1,124
 Applicable income taxes                1,488   1,408     1,903    1,541    1,474    1,190      749
 Fixed charges                          2,106   1,916     2,575    1,617    1,329    1,222      826
 Other                                      -     (14)      (12)     (55)     (39)     (14)     (15)
                                       ------  ------   -------   ------   ------   ------   ------
                                       $5,720  $5,270   $ 7,130   $5,279   $4,718   $3,890   $2,684
                                       ======  ======   =======   ======   ======   ======   ======


Ratio of earnings to fixed charges,
   excluding interest on deposits        2.72    2.75      2.77     3.26     3.55     3.18     3.25

Including Interest On Deposits

Fixed charges:
 Interest expense                      $5,964  $5,444   $ 7,378   $4,842   $4,186   $4,895   $5,388
 Interest factor in rent expense           95      88       120      109      112       95       82
 Other                                      -       -         -        3        2        1        1
                                       ------  ------   -------   ------   ------   ------   ------
                                       $6,059  $5,532   $ 7,498   $4,954   $4,300   $4,991   $5,471
                                       ======  ======   =======   ======   ======   ======   ======

Earnings:
 Income from operations                $2,126  $1,960   $ 2,664   $2,176   $1,954   $1,492   $1,124
 Applicable income taxes                1,488   1,408     1,903    1,541    1,474    1,190      749
 Fixed charges                          6,059   5,532     7,498    4,954    4,300    4,991    5,471
 Other                                      -     (14)      (12)     (55)     (39)     (14)     (15)
                                       ------  ------   -------   ------   ------   ------   ------
                                       $9,673  $8,886   $12,053   $8,616   $7,689   $7,659   $7,329
                                       ======  ======   =======   ======   ======   ======   ======

Ratio of earnings to fixed charges,
 including interest on deposits          1.60    1.61      1.61     1.74     1.79     1.53     1.34
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